GMAC Commercial Credit LLC

                                                          August 14, 2000


Signal Apparel Company, Inc.
34 Englehard Avenue
Avenel, New Jersey 07001


Gentlemen:

     Reference is made to the Revolving Credit, Term Loan and Security Agreement dated March 12, 1999 ( as amended from time to time, the "Credit Agreement") by and among SIGNAL APPAREL COMPANY, INC. ("Borrower") and GMAC COMMERCIAL CREDIT LLC, as Agent (in such capacity, "Agent") for the lenders ("Lenders") parties from time to time to the Credit Agreement. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

     1. The Borrower has advised Lenders that for the fiscal quarter ending June 30, 2000, (i) its Tangible Net Worth was less than ($71,000,000), the minimum Tangible Net Worth permitted as of June 30, 2000 under
          Section 6.5 (Tangible Net Worth) of the Credit Agreement; (ii) the Current Ratio was less than 0.70:1.00, the minimum Current Ratio permitted as of June 30, 2000 under Section 6.6 (Current Ratio) of the Credit Agreement; (iii) Working Capital was less than ($6,000,000), the minimum Working Capital permitted as of June 30, 2000 under
          Section 6.7 (Working Capital) of the Credit Agreement; and (iv) net loss, excluding any extraordinary or non-recurring items was greater than $500,000 permitted as of June 30, 2000 under Section 6.13(a) of the Credit Agreement (collectively, the "Covenant Default"). In addition, Borrower is not in compliance with the provisions of Section 2.1(d)(ii) of the Credit Agreement for the


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          period ending August 7, 2000 (the "Clean-Up Provision"). As a result of such noncompliance, Events of Default have occurred under Sections
          10.2 and 10.5 of Article X (Events of Default) and Section 2.1(d) of
          Article II (Advances, Payments) of the Credit Agreement. Borrower has requested Lenders to waive the Covenant Default, and extend the date for compliance with the Clean-Up Provision from August 7, 2000 to August 15, 2000. Lenders hereby waives the Covenant Default and extends the date for payment of the Clean-Up Provision to August 15, 2000, at which time payment shall be due and payable to Lenders in an amount equal to the amount which would have been due and payable had such payment been made on August 7, 2000.

     2. Borrower hereby acknowledges, confirms and agrees that all amounts charged or credited to the Borrower's account as of July 15, 2000 are correct and binding upon the Borrower and that all amounts reflected to be due and owing in the Borrower's account as of July 15, 2000 are due and owing without defense, setoff, offset, recoupment, claim or counterclaim. Furthermore, Borrower hereby also irrevocably releases and forever discharges Agent and Lenders and each of Agent's and Lenders' respective affiliated concerns, as well as all of Agent's and Lenders' respective directors, officers, employees, shareholders and agents from any and all liabilities, demands, obligations, causes of action and other claims, of every kind, nature and description, known and unknown, which Borrower now has or may hereafter have, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date hereof.

     3. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or an amendment by Agent or Lenders of any other provision of the Credit Agreement, including without limitation, Section 2.6 of the Credit Agreement, nor of the specific provisions referred to above for any other time period.


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     4.   The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, entity or corporation shall have any right, benefit or interest under this Agreement.

     5. This Agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged

     6. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified or terminated except in a writing executed by the party to be charged.


                                    Very truly yours,


                                    GMAC COMMERCIAL CREDIT LLC,
                                    As Agent

                                    By: /s/ Frank Imperato
                                        Frank Imperato
                                        Senior Vice President

          Acknowledge and Agreed:


          Signal Apparel Company, Inc.

                 /s/ Michael Dervis

          By:    Michael Dervis

          Title: Chief Financial Officer